                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                 ULTRAK, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                                [ULTRAK PICTURE]

                         NOTICE OF 1997 ANNUAL MEETING
                                PROXY STATEMENT

                                  ULTRAK, INC.
                        1220 CHAMPION CIRCLE, SUITE 100
                            CARROLLTON, TEXAS  75006

                                                                  April 25, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Ultrak, Inc. (the "Company") to be held at 3000 Thanksgiving Tower, Dallas, Texas 75201 at 9:00 a.m., Dallas, Texas time, on Friday, May 23, 1997.

     The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of six directors, the approval of an amendment to the Ultrak, Inc. 1988 Non-Qualified Stock Option Plan (the "1988 Plan"), the approval of the Ultrak, Inc. Incentive Stock Option Plan (the "1997 Plan") and the approval of independent certified public accountants of the Company.

     Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

     The Company's Board of Directors believes that a favorable vote for each person nominated to serve as a director of the Company, for approval of the amendment to the 1988 Plan to increase the number of shares issuable under the 1988 Plan from 833,334 to 1,000,000, for approval of the 1997 Plan and for approval of Grant Thornton LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1997 are in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" each such director, "FOR" approval of the amendment to the 1988 Plan, "FOR" approval of the 1997 Plan and "FOR" approval of Grant Thornton LLP as the Company's independent certified public accountants. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

     Please sign, date and return the enclosed Proxy without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

                                        Sincerely,


                                        /s/ GEORGE K. BROADY
                                        George K. Broady
                                        Chairman of the Board

                                  ULTRAK, INC.
                        1220 CHAMPION CIRCLE, SUITE 100
                            CARROLLTON, TEXAS  75006

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Ultrak, Inc. (the "Company" or "Ultrak") will be held at 3000 Thanksgiving Tower, Dallas, Texas 75201 on Friday, May 23, 1997 at 9:00 a.m. Dallas, Texas time, for the following purposes:

     (1) to elect six directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

     (2) to approve an amendment to the Ultrak, Inc. 1988 Non-Qualified Stock Option Plan that would increase the number of shares issuable under the plan from 833,334 to 1,000,000;

     (3)  to approve the Ultrak, Inc. Incentive Stock Option Plan;

     (4) to consider and act upon a proposal to approve the selection by the Board of Directors of Grant Thornton LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1997; and

     (5) to transact such other business as may properly come before the Meeting or any adjournment thereof.

     The close of business on March 31, 1997 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof. For a period of at least ten days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting shall be open to the examination of any stockholder during ordinary business hours at the offices of the Company at 1220 Champion Circle, Suite 100, Carrollton, TX 75006.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                        By Order of the Board of Directors,

                                        /s/ TIM D. TORNO
                                        Tim D. Torno
                                        Secretary

Carrollton, Texas
April 25, 1997

                                  ULTRAK, INC.
                        1220 CHAMPION CIRCLE, SUITE 100
                            CARROLLTON, TEXAS  75006

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 1997

     This Proxy Statement is being first mailed on or about April 18, 1997 to stockholders of Ultrak, Inc., a Delaware corporation (the "Company" or "Ultrak"), by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 3000 Thanksgiving Tower, Dallas, Texas 75201 on Friday, May 23, 1997, at 9:00 a.m., Dallas, Texas time, or at such other time and place to which the Meeting may be adjourned.

     The purpose of the Meeting is to consider and act upon (i) the election of six directors; (ii) the approval of an amendment to the Ultrak, Inc. 1988 Non-Qualified Stock Option Plan ("1988 Plan"); (iii) the approval of the Ultrak, Inc. Incentive Stock Option Plan ("1997 Plan"); (iv) the approval of independent certified public accountants; and (v) such other matters as may properly come before the Meeting or any adjournment thereof.

     All shares represented by valid Proxies, unless the stockholder otherwise specifies, will be voted (i) FOR the election of the six persons named under "Election of Directors" as nominees for election as directors of the Company;
(ii) FOR the approval of the amendment to the 1988 Plan to increase the number of shares issuable under the 1988 Plan from 833,334 to 1,000,000; (iii) FOR the approval of the 1997 Plan; (iv) FOR the approval of Grant Thornton LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1997; and (v) at the discretion of the Proxy holders with regard to any other matters that may properly come before the Meeting or any adjournment thereof. Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

     The Proxy may be revoked at any time by providing written notice of such revocation to the person named as proxy, by voting in person at the Meeting or by giving a later Proxy.

                       RECORD DATE AND VOTING SECURITIES

     The record date for determining the stockholders entitled to vote at the Meeting will be the close of business on March 31, 1997 (the "Record Date"), at which time the Company had issued and outstanding 14,083,650 shares of Common Stock, $0.01 par value ("Common Stock"), and 195,351 shares of Series A 12% Cumulative Convertible Preferred Stock, $5.00 par value ("Series A Preferred Stock") (the Common Stock and the Series A Preferred Stock are sometimes collectively referred to herein as the "Voting Shares"). The Voting Shares constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting.

                               QUORUM AND VOTING

     The presence, in person or by Proxy, of the holders of Voting Shares holding a majority of the votes entitled to be cast is necessary to constitute a quorum at the Meeting. Each holder of shares of Common Stock is entitled to one vote per share of Common Stock and each holder of shares of Series A Preferred Stock is entitled to 16.667 votes per share of Series A Preferred Stock with respect to each matter (including the election of directors) to be voted on at the Meeting. Assuming the presence of a quorum, the affirmative vote equal to at least a majority of the votes cast at the Meeting, in person or by Proxy, is required for the election of directors and approval of independent certified public accountants and the affirmative vote equal to at least a majority of all of the outstanding Voting Shares, in person or by Proxy, is required for approval of the amendment to the 1988 Plan and approval of the 1997 Plan. Abstentions will be included in vote totals and, as such, will have the same effect as a negative vote. Where nominee recordholders do not vote on specific issues because they did not receive specific instructions on such proposal from the beneficial owners of such shares ("broker nonvotes"), such broker nonvotes will not be included in vote totals and, as such, will not be considered as votes cast.

                             ELECTION OF DIRECTORS

     There are six directors to be elected for terms expiring at the Company's Annual Meeting of Stockholders in 1998 or until their respective successors are elected and qualified. The persons nominated for election as director are listed below. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute.

     George K. Broady, age 58, became Chairman of the Board, President and Chief Executive Officer of the Company in March 1991. From 1988 to 1991, Mr. Broady was the President and owner of Geneva Merchant Bankers of Dallas, Texas. Prior to 1988, Mr. Broady was Chairman and Chief Executive Officer of Network Security Corporation, a company that he founded in 1970. Mr. Broady received his Bachelor of Science degree (cum laude) from Iowa State University in 1960.

     James D. Pritchett, age 50, joined the Company in September 1988 as Chief Operating Officer. He became a Director of the Company in August 1989 and became Executive Vice President in October 1991. From October 1980 to September 1988, Mr. Pritchett was Executive Vice President and Chief Operating Officer of Booth, Inc., a manufacturer of electronic equipment. Mr. Pritchett received his Bachelor of Science degree in Mechanical Engineering from the University of Texas at Arlington in 1969, and his Masters of Science degree in Mechanical Engineering in 1972 from Southern Methodist University.

     William C. Lee, age 57, became a Director of the Company in May 1994. Mr. Lee has been the Chief Financial Officer of the Annuity Board of the Southern Baptist Convention, a pension and insurance management company, since July 1991. Mr. Lee served as a Managing Director of Geneva Merchant Bankers of Dallas, Texas from 1989 until 1991. Mr. Lee earned his Bachelor of Business Administration degree from Texas A & M University in 1962 and his Masters of Business Administration degree from Southern Methodist University in 1966 and is a Certified Public Accountant.

     Charles C. Neal, age 38, became a Director of the Company in May 1994. Mr. Neal has been President of Chas. A. Neal & Company of Miami, Oklahoma, a company which owns interests in oil and gas properties and in various corporations in several industries, including banking, since 1989. From 1985 to 1989, Mr. Neal was with Merrill Lynch & Co. Mr. Neal received his Bachelor of Arts degree in Economics from the University of Oklahoma in 1981 and a Juris Doctor/Masters of Business Administration degree from the University of Chicago Law School and Graduate School of Business in 1985.

     Robert F. Sexton, age 62, became a Director of the Company in May 1995. Mr. Sexton has been President of Bakery Associates, Inc., a company which brokers bakery packaging goods, since 1983. From 1973 to 1983, Mr. Sexton was Executive Vice President and a director of Campbell Taggart, Inc., a baking company. Mr. Sexton is also a director of Republic Group, Inc., a New York Stock Exchange-listed manufacturer and distributor of paperboard. Mr. Sexton earned his Bachelor of Business Administration degree in Industrial Management in 1956 from the University of Texas.

     Roland Scetbon, age 51, became a Director of the Company in September 1996. Mr. Scetbon was elected as Ultrak's Vice President-European Operations in early 1997. Mr. Scetbon was one of the two principal owners of Groupe Bisset, s.a. ("Bisset") and has served as President and Managing Director of Bisset since the Company purchased it in September 1996. Prior to that time, Mr. Scetbon had been associated with Bisset since 1966, most recently serving as President. Mr. Scetbon's election as a Director of the Company was in conjunction with the acquisition of Bisset.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Company has an Audit Committee and a Compensation Committee to assist the Board of Directors.

     The Audit Committee, composed of Messrs. Lee, Neal and Sexton, is responsible for (i) reviewing the scope of, and the fees for, the annual audit of the Company, (ii) reviewing with the independent auditors the Company's corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, (iv) reviewing with the independent auditors overall accounting and financial controls and (v) being available to the independent auditors during the year for consultation purposes. The Audit Committee met two times in 1996.

     The Compensation Committee, composed of Messrs. Lee, Neal and Sexton, is responsible for determining the nature and amount of compensation for the executive officers of the Company, and for granting stock options under the Company's stock option plans. The Compensation Committee met four times in 1996.

     During 1996, there were three regular meetings and six special meetings of the Board of Directors, and all directors of the Company attended at least 75% of all meetings of the Board of Directors and each of the committees on which they served.

                               EXECUTIVE OFFICERS

     The executive officers of the Company are as follows:

NAME                              AGE  POSITION
----                              ---  --------
George K. Broady ...............  58   Chairman of the Board, Chief Executive
                                       Officer and President

James D. Pritchett .............  50   Executive Vice President,
                                       Chief Operating Officer and Director

Tim D. Torno ...................  40   Vice President-Finance, Secretary,
                                       Treasurer and Chief Financial Officer

Anne De Greef-Safft ............  34   Vice President-Marketing

Albert J. Gold .................  65   Vice President-Sales

Jeffrey D. Blum ................  34   Vice President-Professional Security

A. Neal Cooper .................  37   Vice President-Research and
                                       Development

---------------
     See "Election of Directors" for business experience information concerning Messrs. Broady and Pritchett.

     Tim D. Torno has been the Vice President-Finance, Secretary, Treasurer and Chief Financial Officer of the Company since August 1988. From May 1980 to August 1988, Mr. Torno was employed by KPMG Peat Marwick in Denver, New York and Corpus Christi, Texas, in various capacities, including senior manager. Mr. Torno received a Bachelor of Business Administration degree in Accounting (cum laude) from Texas A & M University in 1979 and a Masters of Business Administration degree (with honors) in 1993 from the University of Phoenix, Denver, Colorado and is a Certified Public Accountant.

     Anne De Greef-Safft has been the Vice President-Marketing of the Company since July 1996. Ms. De Greef-Safft joined the Company in December 1995 as its Managing Director of Marketing. Ms. De Greef-Safft was employed as Director of Marketing and Sales of C-Power Products, Inc. of Dallas, Texas from 1993 to December 1995. From 1990 to 1993, Ms. De Greef-Safft was a Senior Market Development Engineer for Rogers Corp. of Rogers, Connecticut. She received her Bachelor of Science and Master of Science degree in Electronics Engineering (with Distinction) from the University of Louvain, Belgium in June 1985 and a Master of Business Administration degree (Summa Cum Laude) from Babson College in May 1995. Ms. De Greef-Safft speaks fluent Dutch, French and German in addition to English.

     Albert J. Gold has been the Vice President-Sales of the Company since 1993. Mr. Gold joined the Company in June 1991 as Managing Director of National Accounts. Mr. Gold was employed as Vice President-Sales and Marketing of Koyo International, Inc. of America, based in New York, from 1977 to 1991. Mr. Gold has served as Co-Founder and Executive Vice President of the Closed Circuit Television Manufacturers Association. Prior to 1977, Mr. Gold had a long career with CBS.

     Jeffrey D. Blum has been the Vice President-Professional Security of the Company since joining the Company in July 1995. Mr. Blum was employed by Presearch, Inc., based in Virginia, as Program Director from 1987 to June 1995, where he was responsible for engineering, marketing and sales. Mr. Blum holds one patent. Mr. Blum received his Bachelor of Science in Industrial Engineering from Lehigh University in 1984 and he currently serves as a Director of the Security Industry Association.

     A. Neal Cooper has been the Vice President-Research and Development of the Company since January 1997. Mr. Cooper joined the Company in September 1994 as Managing Director of Product Development. Mr. Cooper was employed by Texas Instruments of Dallas from 1980 to September 1994 where he last served as Manager of Systems Development for the Image Sensor Products Division of the Semiconductor Group. Mr. Cooper holds five patents and has over ten patents pending. Mr. Cooper received his Bachelor of Science in Electrical Engineering from Southern Methodist University in 1985.

                             EXECUTIVE COMPENSATION

     The following summary sets forth all annual and long-term compensation paid or accrued to the Company's Chief Executive Officer and each of the Company's executive officers earning in excess of $100,000 during 1996 for services rendered to the Company during the fiscal years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                 ANNUAL COMPENSATION              COMPENSATION
                           --------------------------------  ----------------------
                                                                     AWARDS
                                                             ----------------------

                                                                         SECURITIES
    NAME AND                                      OTHER      RESTRICTED  UNDERLYING
    PRINCIPAL                                     ANNUAL       STOCK       OPTIONS/     ALL OTHER
    POSITION         YEAR   SALARY    BONUS    COMPENSATION    AWARDS      SARS (1)  COMPENSATION (2)
-------------------  ----  --------  --------  ------------  ----------  ----------  ----------------
George K. Broady,    1996  $289,440  $237,067         -            -            -         $2,286
 Chief Executive
 Officer and         1995  $268,000         -         -            -       50,000         $2,179
 President
                     1994  $240,000  $ 84,000         -            -            -         $1,613


James D. Pritchett,  1996  $213,864  $175,146         -            -            -         $3,800
 Executive Vice
 President           1995  $198,000         -         -            -       37,500         $3,657

                     1994  $164,000  $ 57,400         -            -            -         $2,737


Tim D. Torno         1996  $149,040  $122,072         -            -            -         $2,327
 Vice President-
 Finance,            1995  $138,000         -         -            -       18,750         $2,296
 Secretary,
 Treasurer and       1994  $105,000  $ 36,750         -            -            -         $1,872
 Chief Financial
 Officer

---------------
(1) SARs are defined as stock appreciation rights.
(2) Company's contribution to employee's 401(k).

STOCK OPTION PLANS

     The Company maintains the 1988 Plan and, subject to Stockholder approval, the 1997 Plan. See "Proposal For Amendment of Ultrak, Inc. 1988 Non-Qualified Stock Option Plan" and "Proposal to Approve Ultrak, Inc. Incentive Stock Option Plan" for complete descriptions of the 1988 Plan and the 1997 Plan, respectively.

OPTION/SAR GRANTS, EXERCISES AND HOLDINGS

     There were no exercises of stock options (or tandem SARs) and freestanding SARs during 1996 by the named executive officers. The unexercised options owned by the named executive officers as of December 31, 1996 are presented below:

                                              NUMBER OF
                                              SECURITIES         VALUE OF
                                              UNDERLYING     UNEXERCISED IN-
                                             UNEXERCISED        THE-MONEY
                                             OPTIONS/SARS      OPTIONS/SARS
                       SHARES      VALUE     AT 12/31/96       AT 12/31/96
                     ACQUIRED ON  REALIZED   EXERCISABLE/      EXERCISABLE/
        NAME         EXERCISE #     ($)     UNEXERCISABLE     UNEXERCISABLE
 ------------------  -----------  --------  --------------  ------------------
 George K Broady           -          -     148,851/40,000  $4,183,737/994,800

 James D. Pritchett        -          -     124,166/30,000  $3,493,590/746,100

 Tim D. Torno              -          -      93,750/23,333  $1,466,388/627,207

EMPLOYEE BENEFIT PLANS

     The Company does not sponsor any defined benefit or actuarial plans. However, the Company does sponsor a 401(k) plan for all eligible employees whereby the Company matched 40% during 1996 of the employee's contribution up to 6% of the employee's base salary. In 1996, Messrs. Broady, Pritchett and Torno received $2,286, $3,800 and $2,327, respectively, in matching 401(k) contributions under the program.

     During 1996, the Company provided a medical insurance program for its full-time employees of which it paid 60% of the premium. As of December 31, 1996, the Company did not have any life insurance or any defined benefit retirement or pension plans for its employees, officers or directors.

     The Company has a policy that all loans from the Company or its subsidiaries to its officers, directors and key employees or their affiliates must be approved by a majority of disinterested directors. There were no loans to officers, directors and/or key employees or their affiliates during 1996.

COMPENSATION OF DIRECTORS

     Each director of the Company serves until the next annual meeting of the Company's stockholders or until his successor is elected and qualified. Each non-employee director receives an annual fee $16,500, and officers and directors are generally reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     Messrs. James D. Pritchett, Executive Vice President of the Company, and Tim D. Torno, Vice President-Finance, Secretary, Treasurer and Chief Financial Officer of the Company, have written employment agreements with the Company with varying terms and provisions. The Company has no termination of employment or change-in-control arrangements, except as to the substantive effect of Mr. Broady's stock ownership.

     Mr. Pritchett's employment agreement, entered into in 1995, provides for a two year term, but automatically extends for one year periods. Mr. Torno's employment agreement was also entered into in 1995 and provides for a one year term but automatically extends for one year periods. The employment agreements originally set Mr. Pritchett's and Mr. Torno's base salaries at $198,000 and $138,000, respectively, however, the Board of Directors may decide to compensate the two at higher rates.

     The employment agreements also contain standard provisions relating to the employee being entitled to participation in the 1988 Plan and participation in a bonus program. The agreements provide that the employee is to be reimbursed for reasonable expenses incurred in connection with the Company's business and certain relocation expenses. The agreements further provide for standard paid vacations, other health and accident coverage and insurance benefits.

     The Company may terminate the employment agreements if the employee commits a breach of the agreement, is convicted of a criminal offense, becomes bankrupt, grossly neglects the performance of his duties or becomes chemically addicted to alcohol, drugs or any controlled substance. If terminated by the Company for any of those reasons, it is considered cause, and upon termination for cause, all benefits, including all unexercised stock options previously granted to the employee, are cancelled and rendered null and void. If the Company terminates the employee without cause, then all unexercised options become exercisable for the full amount of the optioned shares and the employee is entitled to receive all compensation he would otherwise have been entitled to receive under the terms of the agreement and all other benefits for a period of 18 months for Mr. Pritchett and a period of one year for Mr. Torno. If the employee terminates the agreement for any reason, he is entitled to exercise only those options which are fully vested at the time of termination and he must exercise them within 30 days of the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William C. Lee, Charles C. Neal and Robert F. Sexton are members of the Compensation Committee of the Board of Directors. Each of Messrs. Lee, Neal and Sexton is a non-employee director.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the Chief Executive Officer's compensation. The Compensation Committee of the Board of Directors of the Company is comprised of Charles C. Neal, William C. Lee and Robert F. Sexton, all of whom are non-employee directors.

     The Compensation Committee views executive compensation as consisting of three main components: base salary and benefits, annual incentives and long-term incentives. The Compensation Committee's objective is to attract, retain and motivate executive officers through this combination to achieve strategic and financial objectives to create value for the stockholders of Ultrak. The Compensation Committee has created a total compensation package which will determine compensation primarily on performance-based, objective criteria, such as net income, net income per share, return on equity and returns to stockholders through long-term appreciation of the Company's stock. The Compensation Committee would like to encourage ownership of Ultrak stock by the executive officers and to tie a large portion of the executive officers' compensation to the performance of the Company, hence to align executive officers' interests more closely with stockholders' interests. The Compensation Committee also wants to have a discretionary component to reward exceptional individual achievement.

     The Compensation Committee believes that Mr. Broady, as Chief Executive Officer, significantly and directly influences the Company's overall performance. Accordingly, the Compensation Committee uses base salary and benefits, annual incentives and long-term incentives to retain and motivate Mr. Broady and evaluates Mr. Broady's compensation in light of the Company's and his performance. The Compensation Committee awarded Mr. Broady options to purchase 10,000 shares of Common Stock in early 1997. These shares, in addition to the shares granted under the 1997 Plan, were in recognition of his crucial role in 1996 in the Company's growth in revenues and net income, the consummation of two successful public offerings of the Company's Common Stock and agreements for some and consummation of other important acquisitions.

     The Compensation Committee reviewed the salaries and bonuses of the executive officers in 1996. It examined the salaries and bonuses of executive officers at other companies of a similar size. In its review, the Compensation Committee relied heavily on information provided by Towers Perrin, a nationally recognized expert in compensation. The Compensation Committee also reviewed the performance of executive officers and the Company in 1996. The Compensation Committee considered the Company's growth in revenues and net income, the consummation of two successful public offerings of the Company's Common Stock and agreements for some and consummation of other important acquisitions. To remain competitive by moving the salary and annual bonus to the median of pay of other similarly sized companies and to reward individual and Company achievements in 1996, the Compensation Committee thus decided to increase the base salaries of the top three executive officers by approximately 20% for 1997.

     As additional consideration for the Company's results in 1996, the Compensation Committee recommended bonuses to the Company's top executive officers equal to approximately 80% of their base salaries. These bonuses were based on a formula which compensated the executive officers for the Company achieving and exceeding budgeted net income for 1996.

     The Compensation Committee also proposed the 1997 Plan, which is a formula-based stock option plan designed to reward the executive officers and other key employees for the Company's performance. The Compensation Committee believes the 1997 Plan will provide long term incentives to the executive officers and other key employees, help attract, retain and motivate these people and increase value for the Company's stockholders. See "Proposal to Approve Ultrak, Inc. Incentive Stock Option Plan" for a description of the 1997 Plan.

                                Charles C. Neal
                                 William C. Lee
                                Robert F. Sexton

PERFORMANCE GRAPHS

     The following chart compares the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended December 31, 1996 with the cumulative total return on the Nasdaq Stock Market index and a self-determined peer group. The self-determined peer group consists of ten companies actively competing with the Company in the security industry. The Company chose to use the self-determined peer group rather than the peer group composed of all publicly-traded companies with the same two digit SIC code (wholesale trade - durable goods) used in prior years because the Company believes that the self-determined peer group is more indicative of the Company's competition in the security industry.

     The Company relied upon information provided by the University of Chicago Center for Research in Securities Prices with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than to review it for reasonableness. The comparison assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. Adjustments have been made to give retroactive effect to the December 1993 one-for-six reverse stock split.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                       PERFORMANCE GRAPH FOR ULTRAK, INC.

     Prepared by the Center for Research in Security Prices
     Produced on 02/03/97 including data to 12/31/96


                                    [GRAPH]


         12/31/91   12/31/92  12/31/93  12/31/94  12/31/95   12/31/96
         ---------  --------  --------  --------  --------  ---------
           100.0      89.2     102.7      102.7      92.8     439.5
           100.0     116.4     133.6      130.6     184.7     227.2
           100.0     127.3     179.8      186.7     168.9     176.1

   Companies in the Self-Determined Peer Group
          CHECKPOINT SYSTEMS INC                COHU INC
          KNOGO NORTH AMERICA INC               LO JACK CORP
          MAGAL SECURITY SYSTEMS LTD            PITTWAY CORP DEL
          ROLLINS INC                           SENSORMATIC ELECTRONICS CORP
          VICON INDUSTRIES INC                  VIDEO SENTRY CORP

NOTES:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.   The index level for all series was set to $100.0 on 12/31/91.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock and Series A Preferred Stock as of December 31, 1996 by (i) each person who is known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock or the outstanding shares of Series A Preferred Stock of the Company and their address, (ii) each executive officer and director, (iii) each nominee for director and (iv) all executive officers and directors as a group.

                                        Common Stock (1)      Series A Preferred Stock (1)
                                      ---------------------   ----------------------------
                                       Shares    Percentage      Shares        Percentage
                                      ---------  ----------    ----------      ----------
George K. Broady(2)                   2,190,435       15.2%       195,351         100.0%
Pilgram Baxter & Associates, Ltd.(3)  1,098,700        7.9%            --            --
James D. Pritchett(4)                   161,996        1.2%            --            --
Roland Scetbon(5)                       131,944        1.0%            --            --
Tim D. Torno(6)                          53,750          *             --            --
Anne De Greef-Safft                       1,590          *             --            --
Albert J. Gold(7)                        21,667          *             --            --
Jeffrey D. Blum(8)                        4,500          *             --            --
A. Neal Cooper(9)                         5,000          *             --            --
William C. Lee                           29,667          *             --            --
Charles C. Neal(10)                     156,909         1.1            --            --
Robert F. Sexton(11)                    103,066          *             --            --
All executive officers and directors  2,860,524       19.6%       195,351         100.0%
as a group (seven persons)(12)

---------------
* less than 1%

(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares shown as beneficially owned.
(2) Includes 166,667 shares held by a trust for the benefit of members of Mr. Broady's extended family, of which Mr. Broady serves as sole trustee, 148,851 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days and 406,981 shares issuable upon conversion of shares of the Series A Preferred Stock owned by Mr. Broady. Mr. Broady disclaims beneficial ownership of the shares of Common Stock owned by the trust. Mr. Broady owns all 195,351 outstanding shares of Series A Preferred Stock and each share of Series A Preferred Stock has
     16.667 votes on all matters submitted to a vote of stockholders. Through his ownership of Common Stock and the Series A Preferred Stock, Mr. Broady controls approximately 28.6% of the voting power of all outstanding shares of capital stock. Mr. Broady's address is 1220 Champion Circle, Suite 100, Carrollton, Texas 75006.
(3) Pilgrim Baxter & Associates, Ltd.'s address is 11255 Drummer Lane, Suite 300, Wayne, Pennsylvania 19087.
(4) Includes 124,167 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days held by Mr. Pritchett.
(5) All of the shares are owned by Frida, S.A., a corporation owned by Mr. Scetbon.
(6) Includes 53,750 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days held by Mr. Torno.
(7) Includes 13,167 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days held by Mr. Gold, 6,000 shares owned by his wife and 2,500 shares owned jointly by his wife and daughter.

(8) Includes 2,000 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days held by Mr. Blum.
(9) Includes 2,000 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days held by Mr. Cooper.
(10) Comprised of 9,650 shares owned by Pantheon, Incorporated, a corporation owned by Mr. Neal and his wife, and 147,259 shares owned by Chas. A. Neal & Company, a corporation of which Mr. Neal is President.
(11) Includes 5,556 shares owned by Mr. Sexton's wife.
(12) Includes options to purchase an aggregate of 343,935 shares held by Messrs. Broady, Pritchett, Torno, Gold, Blum and Cooper.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since July 1993, the Company has provided Veravision, Inc. ("Veravision") with a working capital line of credit in return for interest on the borrowed funds and warrants to purchase Veravision's capital stock. On December 30, 1994, Mr. Broady, the Chairman of the Board, Chief Executive Officer and President of the Company, guaranteed the repayment of certain indebtedness of Veravision to the Company. Prior to the Company making the line of credit available to Veravision, Mr. Broady had no relationship with Veravision. Prior to Mr. Broady's guarantee, Veravision had granted the Company warrants to purchase 59% of Veravision's capital stock on a fully-diluted basis. Mr. Broady guaranteed certain amounts due under notes made by Veravision to the Company. At December 31, 1996, the amount guaranteed by Mr. Broady was approximately $470,000 and the total amount of indebtedness of Veravision to the Company was $1,000,000. In consideration of his guaranty, the Company transferred warrants to purchase approximately 30% of Veravision's capital stock to Mr. Broady. Should the amount covered by Mr. Broady's guaranty increase, the Company would be obligated to transfer warrants to purchase additional shares of Veravision stock to Mr. Broady. Veravision is a supplier of certain dental camera products to the Company. Purchases by the Company of Veravision products in 1996 totaled approximately $1,399,000. At present, Mr. Broady's only relationship with Veravision is in his capacity as a guarantor of certain debt owed to the Company by Veravision (as described above) and as the holder of warrants to acquire approximately 30% of Veravision's stock. Mr. Broady is neither an officer nor director of Veravision. In December 1996, Veravision entered into an agreement with a subsidiary of the Company pursuant to which Veravision will merge into such subsidiary and become a wholly owned subsidiary of the Company.

     During 1996 the Company made purchases of approximately $427,000 from Ultrak Electronics Limited, a Hong Kong corporation of which Mr. Broady owns approximately 49% of the capital stock. The Company believes that the terms of these purchases were made at prices and on terms at least as favorable to the Company as those which could have been obtained in an arm's length transaction with an unaffiliated party.

     In September 1996, the Company acquired all of the outstanding share capital of Bisset for $5.0 million in cash, 289,855 shares of Common Stock, $2.5 million in deferred consideration payable in cash and Common Stock and up to an additional $2.5 million payable in cash and Common Stock, if certain pre-tax income levels are attained by Bisset over a one-year period beginning July 1, 1996. Roland Scetbon, a director of the Company, was one of the owners of Bisset and was elected as a director in conjunction with the acquisition of Bisset.

                           PROPOSAL FOR AMENDMENT TO
               ULTRAK, INC. 1988 NON-QUALIFIED STOCK OPTION PLAN

     The Company maintains the 1988 Plan, covering an aggregate of 833,334 shares of Common Stock of the Company. The Company adopted the 1988 Plan on April 15, 1988, which has been amended on November 1, 1991 and December 28, 1993. On September 27, 1996, the Board of Directors unanimously approved an amendment to the 1988 Plan that would increase the number of shares available under the 1988 Plan from 833,334 to 1,000,000 and recommended that the amendment be submitted to the stockholders of the Company. If the proposal to amend the 1988 Plan receives stockholder approval, the number of shares issuable under the 1988 Plan will be increased from 833,334 to 1,000,000.

DESCRIPTION OF 1988 PLAN

     Pursuant to the 1988 Plan, options to purchase shares of Common Stock may be issued to full-time employees, including officers, chosen by the Compensation Committee of the Board of Directors. The options vest based upon full-time employment with the Company at the rate of 20% per year over a five-year period. The options expire ten years from the date of grant. The option exercise price is based upon the approximate current value of the Company's Common Stock on the date of grant. Options which are vested may be exercised at any time thereafter and prior to the expiration of the option.

     The options may be exercised for the entire amount of optioned shares granted in the event (i) the optionee dies or becomes disabled, (ii) the Company is merged, consolidated or reorganized, (iii) the Company is dissolved or liquidated, (iv) substantially all property and assets of the Company are sold, (v) if more than 50% ownership of the Company is transferred, or (vi) if the employee is terminated, but not for cause, and his written employment agreement so provides. Further, if an employee is dismissed for cause, unexercised options to the extent vested may be exercised for 30 days before automatically expiring.

     As of December 31, 1996, options to purchase 658,775 shares were outstanding at exercise prices ranging from $1.20 per share to $28.75 per share. Of the total options, options to purchase 420,101 shares were subject to options held by the three executive officers of the Company. The option exercise price is set by the Compensation Committee of the Board of Directors on the date of grant near or at the then verifiable market price of the Company's Common Stock. During 1996, 47,000 options were granted to employees of the Company at the then market price. During 1996, 21,850 options were exercised by 10 employees and options to purchase 33,250 shares were cancelled.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

     Approval of the proposed amendment to the 1988 Plan requires the affirmative vote equal to at least a majority of all of the outstanding Voting Shares, in person or by Proxy. The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the 1988 Plan.

                              PROPOSAL TO APPROVE
                    ULTRAK, INC. INCENTIVE STOCK OPTION PLAN

     The Board of Directors has established the 1997 Plan, subject to the approval of the stockholders, pursuant to which options may be granted to eligible employees and the non-employee directors of the Company for the purchase of an aggregate of 400,000 shares of Common Stock of the Company. Employees eligible under the 1997 Plan are the executive officers and such other management employees determined by the Compensation Committee each year. To be eligible for an option grant for a fiscal year, an otherwise eligible employee or director must be employed by the Company or serve as a director by January 1 of that year. The 1997 Plan is a formula-based plan administered by the Compensation Committee. The Compensation Committee may grant either nonqualified stock options or incentive stock options, as defined by the Internal Revenue Code of 1986, as amended (the "Code").

     Options are granted under the 1997 Plan based on the Company achieving one or more of the following considerations for the fiscal year: (i) Economic Value Added ("EVA"), the primary component of which is the amount of net income for the year which exceeds a hurdle or target amount of return on stockholders' equity, (ii) Market Value Added ("MVA"), the primary component of which is the increase in the market value for the fiscal year of the Company as measured by the price of its Common Stock or (iii) Budget Achievement ("Budget"), the primary component of which is the Company's ability to meet and exceed its approved financial budget for the fiscal year. Prior to March 31 of each fiscal year, the Compensation Committee will determine the percentage that each of the above considerations represents in the determination of grants under the 1997 Plan, which percentages must aggregate to 100%, and the maximum number of options that can be granted based on the fiscal year's performance ("Option Pool"), which cannot exceed 1% of the outstanding Common Stock of the Company. Prior to March 31 of each fiscal year, the Compensation Committee will determine the percentage that each eligible employee and non-employee director is eligible to receive from the Option Pool.

                                                           ULTRAK, INC.
                                                 INCENTIVE STOCK OPTION PLAN (1)

NAME AND POSITION                               DOLLAR VALUE ($)  NUMBER OF UNITS
-----------------                               ----------------  ---------------
George K. Broady .................................   356,115           20,795
 Chairman of the Board, Chief
 Executive Officer and President

James D. Pritchett ...............................   267,082           15,596
 Executive Vice President
  and Chief Operating Officer

Tim D. Torno .....................................   166,181            9,704
 Vice President-Finance, Secretary,
 Treasurer and Chief Financial Officer

Executive officers as a group ....................   789,377           46,095

Non-executive directors as a group(2) ............        --               --

Non-executive officers and employees as a group... 1,584,679           92,536

---------------
(1) Subject to stockholder approval of the 1997 Plan, on April 1, 1997, the Compensation Committee granted options to purchase an aggregate of 138,631 shares of Common Stock, at an exercise price of $17.125 per share. The grants were based on the following percentages established by the Compensation Committee for 1996: (a) EVA percentage, 25%; (b) MVA percentage, 75%; and (c) Budget percentage, 0%.
(2) Pursuant to the terms of the 1997 Plan, the non-employee directors of the Company were not eligible for option grants based on the Company's 1996 performance but are eligible to receive grants for future years.

     The 1997 Plan requires that the purchase price under each stock option must not be less than 100% of the fair market value of the Company's Common Stock at the time of the grant of the option. No incentive stock option, however, may be granted to an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company ("Ten Percent Stockholder Employee") unless the option price is at least 110% of the fair market value of the Company's Common Stock at the date of the grant.

     There is no limit on the fair market value of incentive stock options that may be granted to an employee in any calendar year, but no employee may be granted incentive stock options that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An incentive stock option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

     The option exercise period for options granted under the 1997 Plan is ten years from the date the options are granted. No incentive stock option, however, may be granted to a Ten Percent Stockholder Employee unless the option period is limited to five years. Options become exercisable in annual installments of 20% on each anniversary of the date of grant. All installments that become exercisable are cumulative and may be exercised at any time after they become exercisable until the option expires. Options are not assignable.

     Full payment for shares purchased upon exercise of an option must be made at the time of exercise, and no shares may be issued until full payment is made. The 1997 Plan provides that an option agreement may include a provision permitting an optionee the right to tender previously owned shares of the Company's Common Stock in partial or full payment for shares to be purchased on exercise of an option. Unless sooner terminated by action of the Board of Directors, the 1997 Plan will terminate on January 28, 2007 and no options may thereafter be granted under the 1997 Plan.

     The 1997 Plan contains antidilution provisions applicable in the event of increase or decrease in the number of outstanding shares of the Company, effected by any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation, or the like, of or by the Company.

     The Board of Directors may at any time amend or discontinue the 1997 Plan except that it may not, without stockholder approval, (i) materially increase the number of securities that may be issued under the 1997 Plan or (ii) materially modify the requirements of eligibility for participation in the 1997 Plan.

TAX STATUS OF STOCK OPTIONS

     Pursuant to the 1997 Plan, the Compensation Committee may provide for an option to qualify either as an incentive stock option or nonqualified option.

     INCENTIVE STOCK OPTIONS. All stock options that qualify under the rules of
Section 422 of the Code will be entitled to incentive stock option treatment. To receive incentive stock option treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after the shares are transferred to the optionee. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon the exercise of the option, and any gain upon sale of stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirements (a "disqualifying disposition"), but does meet all other requirements, income tax will be imposed at the time of sale of the stock. In such event, the employee's gain on exercise will be treated as ordinary income rather than capital gain and the Company will get a corresponding deduction at the time of sale. Any remaining gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over exercise price.

     NONQUALIFIED STOCK OPTIONS. Generally, an optionee will not recognize income for federal income tax purposes upon the grant of an option. On exercise of such option, however, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares, and the Company will be allowed a federal income tax deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee.

     The foregoing statements are based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

     Approval of the 1997 Plan requires the affirmative vote equal to at least a majority of all of the outstanding Voting Shares, in person or by Proxy. If the requisite vote of the stockholders is not obtained, the 1997 Plan and all then outstanding options will become null and void. The Board of Directors recommends that the stockholders vote FOR the approval and ratification of the 1997 Plan.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton LLP has served as independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1996. If the stockholders of the Company do not approve such appointment, the Board of Directors will not appoint the firm as auditors for the fiscal year ending December 31, 1997. Approval of the appointment of Grant Thornton LLP requires the affirmative vote equal to at least a majority of the votes cast at the Meeting in person or by Proxy. Representatives of Grant Thornton LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                                 OTHER BUSINESS

     The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

                             STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 1998 Annual Meeting of Stockholders, such proposals must be received by the Company not later than January 23, 1998. Such proposals should be directed to Ultrak, Inc., 1220 Champion Circle, Suite 100, Carrollton, Texas 75006, Attention: Secretary.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of the Common Stock or securities convertible into Common Stock, to file with the Securities and Exchange Commission ("SEC") and the Nasdaq National Market reports of ownership and reports of changes in ownership in the Common Stock and securities convertible into Common Stock of the Company. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during its fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with, except that Mr. Scetbon was late in filing a Form 3 on his election to the Board of Directors and Messrs. Gold, Blum and Cooper and Ms. De Greef-Safft were late in filing a Form 3 upon their election as executive officers.

                                 MISCELLANEOUS

     All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

     The Company's Annual Report for the fiscal year ended December 31, 1996 (the "Annual Report") accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

                                        By Order of the Board of Directors,

                                        /s/ TIM D. TORNO
                                        Tim D. Torno
                                        Secretary

Carrollton, Texas
April 25, 1997

                                 [ULTRAK LOGO]


                        1220 Champion Circle, Suite 100
                              Carrollton, TX 75006
                              Tel: (972) 280-9675
                              Fax: (972) 280-9357

                                                                      APPENDIX A
                                                   [NOT PART OF PROXY STATEMENT]



                                AMENDMENT NO. 3
                                       TO
                                  ULTRAK, INC.
                      1988 NON-QUALIFIED STOCK OPTION PLAN

     This Amendment No. 3 amends the Ultrak, Inc. 1988 Non-Qualified Stock Option Plan adopted by the Board of Directors (the "Board") of Ultrak, Inc., a Delaware corporation (the "Company"), on April 15, 1988, as amended effective November 1, 1991 and December 28, 1993 (the "Plan").

                                   WITNESSETH

     WHEREAS, the Plan provided that the Company may grant options to purchase up to an aggregate of 5,000,000 shares of the Company's Common Stock, no par value ("Common Stock"), pursuant to the Plan; and

     WHEREAS, Section 4(f) of the Plan provides that the number of shares of Common Stock for which options may be granted to persons participating under the Plan shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from the subdivision or consolidation of shares of Common Stock; and

     WHEREAS, on December 17, 1993 the stockholders of the Company approved, effective December 28, 1993, a one for six reverse stock split in the form of a reclassification of the Company's Common Stock and, as a result, the authorized number of shares of Common Stock under the Plan was revised from 5,000,000 to 833,334; and

     WHEREAS, pursuant to Section 7 of the Plan, on September 27, 1996, the Board approved an increase in the number of authorized shares of Common Stock under the Plan from 833,334 to 1,000,000;

     NOW, THEREFORE, in consideration of the foregoing, effective September 27, 1996, Section 2 of the Plan is amended to read in its entirety as follows:

          "2. Stock Subject to Option. Subject to adjustment as provided in Sections 4(h) and 4(j) hereof, Options may be granted by the Company from time to time to purchase up to an aggregate of 1,000,000 shares of the Company's authorized but unissued Common Stock, provided that the number of shares that may be granted to any employee under the Program shall be reasonable in relation to the purpose of the Program. Shares that by reason of the expiration of an Option or otherwise are no longer subject to purchase pursuant to an Option granted under the Program may be re-Optioned under the Program. The Company shall not be required, upon the exercise of any Option, to issue or deliver any shares of stock prior to the completion of such exemption, registration or other qualification of such shares under state or Federal law, rule or regulation as the Company shall determine to be necessary or desirable."

     This Amendment No. 3 to the Plan was adopted by the Board as of September 27, 1996.

                                                  /s/ GEORGE K. BROADY
                                            ------------------------------------
                                             George K. Broady, Chairman of the
                                                           Board,
                                                Chief Executive Officer and
                                                         President

                                                    /s/ TIM D. TORNO
                                            ------------------------------------
                                                     Tim D. Torno, Vice
                                                   President -- Finance,
                                                  Treasurer and Secretary

                                                                      APPENDIX B
                                                   [NOT PART OF PROXY STATEMENT]



                                  ULTRAK, INC.

                          INCENTIVE STOCK OPTION PLAN

       On January 29, 1997, the Board adopted the following Incentive Stock Option Plan:

              1. PURPOSE. The purpose of the Plan is to provide key employees and non-employee directors with a proprietary interest in the Company through the granting of Incentive Options and Nonqualified Options which will

                     (a) increase the interest of the key employees and non-employee directors in the Company's welfare;

                     (b) furnish an incentive to the key employees and non-employee directors to continue their services for the Company; and

                     (c) provide a means through which the Company may attract able persons to enter its employ or serve on the Board.

              2. ADMINISTRATION. The Plan shall be administered by the Committee.

              3. PARTICIPANTS. Each Year the Committee shall determine the particular key employees of the Company and its Subsidiaries and non-employee directors of the Company to whom options, if any, are to be granted for that Year, and who will, upon such grant, become participants in the Plan. For purposes of the Plan, "key employees" means all executive officers and such other management employees as determined by the Committee each Year. An otherwise eligible employee or director must be employed by the Company or a Subsidiary or serving on the Board by January 1 of a Year to be eligible to be granted an option for that Year. An Incentive Option may not be granted to a director who is not an employee of the Company or one of its Subsidiaries.

              4. STOCK OWNERSHIP LIMITATION. No Incentive Option may be granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the Incentive Option is granted and the Incentive Option is not exercisable more than five years from the date it is granted.

              5. SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan for more than 400,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization, or the like, of or by the Company.
       Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be re-offered under the Plan.

              6. LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any employee is first eligible to purchase in any Year by exercise of Incentive Options granted under the Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an Incentive Option (or an installment thereof) shall be counted against the $100,000 annual limitation for an employee only for the Year such stock is first purchasable under the terms of the option. The total number of shares of Common Stock subject to options granted for any Year, if any, including to any individual participant, shall not exceed one percent of the aggregate number of shares of Common Stock outstanding as of the Date of Grant of options for such Year.

              7. DETERMINATION OF GRANTS AND ALLOTMENT OF SHARES. Each key employee and non-employee director of the Company determined by the Committee to be eligible pursuant to Section 3 for a Year shall be granted an option, effective as of the Date of Grant for that Year, to purchase a number of shares of Common Stock to be determined pursuant to this Section 7 based on or more of Economic Value Added (EVA) considerations, Market Value Added (MVA) considerations and budget achievement considerations as described herein.

                     (a) Annual Number of Shares to be Granted Based on EVA Considerations. Options in the amounts determined hereunder shall be granted pursuant to this subsection (a) to the eligible key employees and non-employee directors for a Year if the EVA threshold is met that Year. The EVA threshold for a Year shall be met if the net income after taxes of the Company for that Year exceeds the EVA hurdle amount established for that Year and such excess amount shall be referred to as "EVA." The EVA hurdle amount for a Year shall be equal to the average stockholder equity of the Company for the Year multiplied by the EVA hurdle rate for that Year. The average stockholder equity of the Company for a Year shall be determined by adding the stockholder equity of the Company as of the first day of the Year to the stockholder equity of the Company as of the last day of the Year, determined by excluding the proceeds of any stock offering and the effects of any acquisitions, if any, during that Year, and dividing that sum by two. If the EVA threshold is met for a Year, the number of shares of Common Stock to be granted pursuant to this subsection (a) for that Year shall be determined by multiplying the EVA for that Year by the EVA factor established for that Year and then dividing that product by the adjusted market value of the Common Stock and then multiplying that quotient by the EVA percentage established for that Year. The adjusted market value of the Common Stock for a Year shall be equal to the closing price per share of the Common Stock on the Date of Grant for such Year multiplied by the Black-Scholes discount factor established for that Year.

                     (b) Establishing EVA Considerations for a Year. Except for the 1996 Year of the Plan, the Committee shall determine the EVA hurdle rate, the EVA factor, the EVA percentage, and the Black-Scholes discount factor for a Year prior to March 31 of the Year and shall set forth all such determinations in its minutes. For the 1996 Year, the EVA hurdle rate shall be 15%, the EVA factor shall be 25%, the EVA percentage shall be 25% and the Black-Scholes discount factor shall be 50%.

                     (c) Allocation of Shares Granted Under Subsection (a). The number of shares granted under subsection (a) for a Year shall be allocated among the eligible key employees and non-employee directors for that Year based on the percentage established for each such participant by the Committee for that Year. Except for the 1996 Year of the Plan, the Committee shall establish the respective percentage for each such participant prior to March 31 of the Year and the aggregate of all such percentages shall equal 100%.

                     (d) Annual Number of Shares to be Granted Based on MVA Considerations. Options in the amounts determined hereunder shall be granted pursuant to this subsection (d) to the eligible key employees and non-employee directors for a Year if the MVA threshold is met for that Year. The MVA threshold for a Year shall be met if the excess of the average closing price of the Common Stock of the Company for the month of December of that Year over the average closing price of the Common Stock of the Company for the month of December of the preceding Year exceeds the MVA hurdle amount established for that Year and such excess amount shall be referred to as "per share MVA." The MVA hurdle amount for a Year shall be equal to the average closing price of the Common Stock of the Company for the month of December of the preceding Year multiplied by the MVA hurdle rate for that Year. If the MVA threshold is met for a Year, the number of shares of Common Stock to be granted pursuant to this subsection (d) for that Year shall be determined by multiplying the per share MVA for that Year by the number of shares of Common Stock of the Company outstanding as of the Date of Grant (excluding any shares of Common Stock issued since the prior Date of Grant pursuant to any stock offering or acquisition by the Company) and multiplying that product by the MVA factor established for that Year and then dividing that product by the adjusted market value of the Common Stock and then multiplying that quotient by the MVA percentage for that Year. The adjusted market value of the Common Stock for a Year shall be equal to the closing price per share of the Common Stock on the Date of Grant for such Year multiplied by the Black-Scholes discount factor established for that Year.

                     (e) Establishing MVA Considerations for a Year. Except for the 1996 Year of the Plan, the Committee shall determine the MVA hurdle rate, the MVA factor, the MVA percentage, and the Black-Scholes discount factor for a Year prior to March 31 of the Year and shall set forth all such determinations in its minutes. For the 1996 Year, the MVA hurdle rate shall be 15%, the MVA factor shall be 5%, the MVA percentage shall be 75%, and the Black-Scholes discount factor shall be 50%.

                     (f) Allocation of Shares Granted Under Subsection (d). The number of shares granted under subsection (d) for a Year shall be allocated among the eligible key employees and non-employee directors for that Year based on the percentage established for each such participant by the Committee for that Year. Except for the 1996 Year of the Plan, the Committee shall establish the respective percentage for each such participant prior to March 31 of the Year and the aggregate of all such percentages shall equal 100%.

                     (g) Annual Number of Shares to be Granted Based on Budget Achievement Considerations. Commencing with the 1997 Year of the Plan, options in the amounts determined hereunder shall be granted pursuant to this subsection (g) to the eligible key employees and non-employer directors for a Year if the budget threshold is met for that Year. The budget threshold for a Year shall be met if the Company budget approved for that Year by the board of directors is met or exceeded. If the budget threshold is met for a Year, the number of shares of Common Stock to be granted pursuant to this subsection (g) for that Year shall be equal to 50% of the allocable pool for that Year (the "allocable pool percentage"). The allocable pool for a Year shall be equal to one percent of the aggregate number of shares of Common Stock outstanding as of the Date of Grant of options for such Year multiplied by the budget percentage for that Year. If the budget threshold for year is exceeded, the allocable pool percentage for that Year shall be increased by 5% for each percentage point (rounded to the nearest whole percentage) that the actual performance of the Company for the Year exceeds the budget for the Year (up to a maximum of 100% if the budget is exceeded by 10%).

                     (h) Establishing Budget Considerations for a Year. Except for the 1997 Year of the Plan, the Committee shall determine the budget percentage for a Year prior to March 31 of the Year and shall set forth such determination in its minutes. For the 1997 Year, the budget percentage shall be 75%.

                     (i) Allocations of Shares Granted Under Subsection (g). The number of shares granted under subsection (g) for a Year shall be allocated among the eligible key employees and non-employee directors for that Year based on the percentage established for each such participant by the Committee for that Year. Except for the 1997 Year of the Plan, the Committee shall establish the respective percentage for each participant prior to March 31 of the Year and the aggregate of all such percentages shall equal 100%.

       The grant of an option to a key employee or non-employee director shall not be deemed either to entitle the key employee or director to, or to disqualify the key employee or director from, participation in any other grant of options under the Plan.

              8. GRANT OF OPTIONS. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. All options under the Plan shall be automatically granted as provided in Section 7. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that any option that is intended to be an Incentive Option will comply with Section 422 of the Internal Revenue Code of 1986, as amended. The Company shall execute stock option agreements upon instructions from the Committee. The Plan shall be submitted to the Company's stockholders for approval. The Committee may grant options under the Plan prior to the time of stockholder approval, which options will be effective when granted, but if for any reason the stockholders of the Company do not approve the Plan prior to one year from the date of adoption of the Plan by the Board, all options granted under the Plan will be terminated and of no effect, and no option may be exercised in whole or in part prior to such stockholder approval.

              A stock option agreement may provide that the participant may request approval from the Committee to exercise an option or a portion thereof by tendering shares of

       Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

              9. OPTION PRICE. The option price for all options to be granted for a Year shall be equal to the average of the high and low price per share of the Common Stock (or 110% of such amount as required by Section 4) on the Date of Grant for such Year.

              10. OPTION PERIOD. Except as provided in Section 4 hereof, the Option Period will begin on the Date of Grant of the option and will terminate on the tenth anniversary of that date.

              11. EXERCISE OF OPTION. Options granted under the Plan shall become exercisable in five cumulative annual installments of 20% of the total optioned shares beginning on the first anniversary of the Date of Grant of the option, and succeeding anniversaries thereafter. If an installment covers a fractional share, such installment will be rounded off to the next highest share, except the final installment, which will be for the balance of the total optioned shares. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

              12. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes (disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) prior to expiration of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option may be exercised, to the extent of the total remaining shares that have not been purchased by exercise by the participant prior to the date of his death or disability, (i) in the case of death, by the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, or (ii) in the case of disability, by the participant or his personal representative; provided, however, in either case that the option is exercised prior to the date of its expiration or one year from the date of the participant's death or disability, whichever first occurs. The date of disability of a participant shall be determined by the Committee.

              13. RIGHTS IN EVENT OF TERMINATION OF EMPLOYMENT. If a participant's employment with the Company and its Subsidiaries or service as a non-employee director of the Company terminates without cause (as defined below) prior to expiration of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date his employment or service as a director terminates, prior to the date of its expiration or 30 days from the date his employment or directorship terminates, whichever first occurs. If a participant's employment with the Company and its Subsidiaries or service as a non-employee director of the Company is terminated with cause prior to expiration of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option shall terminate as of the effective date his employment or service as a director is terminated. For purposes of the Plan, a participant's employment or service as a director shall be deemed terminated with cause if the Company terminates his employment or directorship because of (i) a material breach by the participant of any of the terms of his employment contract, if any, (ii) his conviction for fraud or embezzlement, or because he has conducted himself in any way punishable as a felony, (iii) his engaging in conduct constituting or exhibiting malfeasance, gross negligence, gross incompetence or moral turpitude, or (iv) his suffering from drug or alcohol abuse or addiction that could, in the opinion of the Board, materially impair his ability to perform his duties or injure the assets, properties, operations or business reputation of the Company.

              14. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check or by tendering shares of Common Stock at the fair market value per share at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him. In addition, the participant shall tender payment of the amount as may be requested by the Company, if any, for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of an option.

              15.    CAPITAL ADJUSTMENTS AND REORGANIZATIONS; ANTIDILUTION.
       The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

              In the event the Company shall be a party to any merger, consolidation or corporate reorganization, as the result of which the Company shall be the surviving corporation the rights and duties of the participants holding options and the Company shall not be affected in any manner. In the event the Company shall sell all or substantially all of its assets or shall be a party to any merger, consolidation or corporate reorganization, as the result of which the Company shall not be the surviving corporation, or in the event any other person or entity may make a tender or exchange offer for stock of the Company whereby such other person or entity would own more than 50% of the outstanding Common Stock of the Company (the surviving corporation, purchaser, or tendering corporation being collectively referred to as the "Purchaser," and the transaction being collectively referred to as the "Transaction"), then the Company may, at its election, (a) reach an agreement with the Purchaser that the Purchaser will assume the obligations of the Company under each option; (b) reach an agreement with the Purchaser that the Purchaser will convert each option into an option of at least equal value as to stock of the Purchaser; or (c) not later than twenty days prior to the effective date of such Transaction, notify each participant holding an option that his option is accelerated and afford to the participant a right for ten days after the date of such notice to exercise any then unexercised portion of the option whether or not such option shall then be exercisable according to its terms. Within such ten-day period, each such participant may exercise any portion of such option as he may desire and deposit with the Company the requisite cash to purchase in full and not in installments the Common Stock thereby exercised (or comply with Section 14, if applicable, with respect to exercising the option by tendering shares of Common Stock in lieu of each payment for the optioned shares being purchased), in which case the Company shall, prior to the effective date of the Transaction, issue all Common Stock thus exercised, which shall be treated as issued stock for purposes of the Transaction.

              16. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant or by his personal representative as provided in Section 12.

              17. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

              18. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the number of securities that may be issued under the Plan or
       (b) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

              19. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any key employee or non-employee director any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein. Nothing in this Plan shall be construed as conferring upon any participant the right to continue as an employee, officer or director.

              20. TERM. Unless sooner terminated by action of the Board, this Plan will terminate on January 28, 2007. The Committee may not grant options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

              21. APPLICABLE LAW. This Plan shall be construed in accordance with and governed by the laws of the State of Texas.

              22. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

                     (a) "Board" means the Board of Directors of the Company.

                     (b) "Committee" means the Compensation Committee of the Board.

                     (c) "Common Stock" means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

                     (d) "Company" means Ultrak, Inc., a Delaware corporation.

                     (e) "Date of Grant" means for any Year the April 1st of the next Year.

                     (f) "Incentive Option" means an option granted under the Plan which meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

                     (g) "Nonqualified Option" means an option granted under the Plan which is not intended to be an Incentive Option.

                     (h) "Option Period" means the period during which an option may be exercised.

                     (i) "Parent" means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                     (j) "Plan" means this Incentive Stock Option Plan, as amended from time to time.

                     (k) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

                     (l)    "Year" means the calendar year.

                                  ULTRAK, INC.
                                   PROXY CARD

The undersigned hereby (i) acknowledges receipt of the Notice dated April 25, 1997 of the Annual Meeting of Stockholders of Ultrak, Inc. (the "Company") to be held at 3000 Thanksgiving Tower, Dallas, Texas 75201, on Friday, May 23, 1997 at 9:00 a.m., Dallas, Texas time, and the Proxy Statement in connection therewith; and (ii) appoints George K. Broady and Tim D. Torno, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock and Preferred Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

(a) Proposal to elect six directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified.

[ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY to vote for all
    (except as marked to the contrary)      nominees listed below


     Directors: George K. Broady, James D. Pritchett, William C. Lee, Charles
                C. Neal, Robert F. Sexton and Roland Scetbon.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

(b) Proposal to approve the amendment to the Ultrak, Inc. 1988 Non-Qualified Stock Option Plan.

               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

(c) Proposal to approve the Ultrak, Inc. Incentive Stock Option Plan.

               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

(d) Proposal to approve the selection by the Board of Directors of Grant Thornton LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1997.

               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

(e) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

                  (Continued and to be signed on reverse side)

                          (Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO ABOVE.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such Common Stock and Preferred Stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


                                        Signature:_____________________________

                                        Printed Name:__________________________

                                        Dated:_________________________________

                                        Please date this Proxy and sign your
                                        name exactly as it appears hereon.
                                        Where there is more than one owner,
                                        each should sign. When signing as an
                                        attorney, administrator, executor,
                                        guardian or trustee, please add your
                                        title as such. If executed by a
                                        corporation, the Proxy should be signed
                                        by a duly authorized officer.

                                        Please date, sign and mail this proxy
                                        card in the enclosed envelope. No
                                        postage is required.